Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 26, 2021, on the financial statements of GRASS QOZF, Inc. as of June 30, 2020 and for the year then ended included herein on the Regulation A Offering Circular of GRASS QOZF, Inc. to Form 1-A.

We also consent to the use of our report dated December 28, 2020 on the financial statements of Samsarg, Inc. as of December 31, 2019 and 2018 and for the years then ended included herein on the Regulation A Offering Circular of GRASS QOZF, Inc. to Form 1-A.

We also consent to our firm under the heading “Experts” in the attached filing.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, Utah
May 28, 2021